EXHIBIT 99.1

ZW Data Action Technologies Reports Third Quarter and First Nine Months 2021 Unaudited Financial Results

BEIJING, Nov. 16, 2021 (GLOBE NEWSWIRE) -- ZW Data Action Technologies Inc. (Nasdaq: CNET) (the "Company" or “CNET”), an integrated online advertising, precision marketing, data analytics and other value-added services provider serving enterprise clients, today announced its unaudited financial results for the three and nine months ended September 30, 2021.

Financial Highlights

  Third quarter 2021 gross profit of $0.04 million, compared to a gross loss of $0.64 million for the third quarter 2020;

  Third quarter 2021 net income of $1.37 million, compared to a net loss of $1.33 million for the third quarter 2020;

  First nine months 2021 revenue of $34.85 million, representing a +28.6% YOY;

  Working capital of $11.84 million as of September 30, 2021, compared to $4.86 million as of December 31, 2020;

  Cash and cash equivalents of $8,73 million as of September 30, 2021, compared to $4.30 million as of December 31, 2020.

Third Quarter 2021 Financial Results

Revenues

For the third quarter of 2021, revenues decreased by $0.40 million, or 3.3%, to $11.90 million from $12.30 million for the same period of last year. The decrease in revenues was primarily attributable to the decrease in revenues from our Ecommerce O2O advertising and marketing services and technical solutions services business segments, which was partially offset by the increase in revenues from our internet advertising and related services business segment.

Cost of revenues

Total cost of revenues decreased by $1.09 million, or 8.4%, to $11.86 million for the third quarter of 2021 from $12.95 million for the same period of last year. The decrease in cost of revenues was primary attributable to the decrease in costs and the improvement of gross margin rate of our internet advertising and related services, and the decrease in cost associated with technical solutions services, which was in line with the decrease in the related revenues.

Gross profit (loss) and gross profit (loss) margin

Gross profit was $0.04 million for the third quarter of 2021, compared to gross loss of $0.64 million for the same period of last year, which was primarily attributable to the improvement of gross margin rate of our main stream of service revenues generating from the distribution of the right to use search engine marketing services. Gross profit margin was 0.4% for the third quarter of 2021, compared to gross loss margin of 5.2% for the same period of last year.

Operating expenses

Sales and marketing expenses was $0.06 million, remained unchanged for the third quarter of 2021 compared to the same period of last year. There was no significant fluctuation of our sales and marketing expenses.

General and administrative expenses increased by $0.88 million, or 148.5%, to $1.47 million for the third quarter of 2021 from $0.59 million for the same period of last year. The increase in general and administrative expenses was mainly attributable to the increase in general departmental expenses, which were primarily related to the expansion of our new office in Guangzhou.

Research and development expenses decreased by $0.02 million, or 22.1%, to $0.09 million for the third quarter of 2021 from $0.11 million for the same period of last year. The decrease in research and development expenses was mainly attributable to a reduction in headcount in our research and development department.

Operating loss

Loss from operations was $1.57 million for the third quarter of 2021, compared to $1.40 million for the same period of last year. Operating loss margin was 13.2% for the third quarter of 2021, compared to 11.4% for the same period of last year.

Other income (expense), net

Total other net income was $2.82 million for the third quarter of 2021, compared to total other net expense of $0.08 million for the same period of last year, which was primarily attributable to the increase in gain from change in fair value of warrant liabilities.

Net income (loss) attributable to CNET and earnings (loss) per share

Net income attributable to CNET was $1.38 million, or earnings per share of $0.04, for the third quarter of 2021. This compared to net loss attributable to CNET of $1.33 million, or loss per share of $0.06, for the same period of last year.

First Nine Months 2021 Financial Results

Revenues

For the first nine months of 2021, revenues increased by $7.75 million, or 28.6%, to $34.85 million from $27.10 million for the same period of last year. The increase in revenues was primarily attributable to the increase in revenues from our Internet advertising and related services business segment, as a result of economic recovery from the COVID-19 outbreak since the second half of fiscal 2020.

Cost of revenues

For the first nine months of 2021, cost of revenues increased by $9.19 million, or 34.6%, to $35.74 million from $26.55 million for the same period of last year. The increase in cost of revenues was primary attributable to the increase in costs associated with the distribution of the right to use search engine marketing service we purchased from key search engines during the periods, which were in line with the increase in the related revenues.

Gross profit (loss) and gross profit (loss) margin

Gross loss was $0.89 million for the first nine months of 2021, compared to a gross profit of $0.56 million for the same period of last year, which was primarily due to the negative gross margin rate incurred by our main stream of service revenues.

Overall gross loss margin was 2.6% for first nine months of 2021, compared to a gross profit margin of 2.1% for the same period of last year.

Operating expenses

Sales and marketing expenses decreased by $0.13 million, or 45.7%, to $0.16 million for the first nine months of 2021 from $0.29 million for the same period of last year. The decrease in sales and marketing expenses was mainly attributable to the decrease in share-based compensation expenses related to restricted shares granted and issued to our sales staff during the first fiscal quarter of last year.

General and administrative expenses increased by $5.85 million, or 129.3%, to $10.37 million for the first nine months of 2021 from $4.52 million for the same period of last year. The increase in general and administrative expenses was mainly attributable to the increase in share-based compensation expenses and general office administrative expenses, which was partially offset by the decrease in allowance for doubtful accounts.

Research and development expenses decreased by $0.19 million, or 43.3%, to $0.25 million for the first nine months of 2021 from $0.44 million for the same period of last year. The decrease in research and development expenses was primarily due to the decrease in share-based compensation expenses related to restricted shares granted and issued to our research and development staff during the first fiscal quarter of last year.

Operating loss

Loss from operations increased by $6.97 million, or 148.3%, to $11.67 million for the first nine months of 2021 from $4.70 million for the same period of last year. Operating loss margin was 33.5% for the first nine months of 2021, compared to 17.3% for the same period of last year.

Other income (expense), net

Total other net income was $9.91 million for the first nine months of 2021, compared to $nil million for the same period of last year, which was primarily due to the increase in gain from change in fair value of warrant liabilities.

Net loss attributable to CNET and loss per share

As a result of the foregoing, net loss attributable to CNET was $1.59 million, or loss per share of $0.05, for the first nine months of 2021. This compared to net loss attributable to CNET of $4.61 million, or loss per share of $0.22, for the same period of last year.

Financial Condition

As of September 30, 2021, the Company had cash and cash equivalents of $8.73 million, compared to $4.30 million as of December 31, 2020. Accounts receivable, net was $2.67 million as of September 30, 2021, compared to $2.41 million as of December 31, 2020. Working capital was $11.84 million as of September 30, 2021, compared to $4.86 million as of December 31, 2020.

Net cash used in operating activities was $6.60 million for the first nine months of 2021, compared to net cash provided by operating activities of $0.60 million for the same period of last year. Net cash used in investing activities was $6.10 million for the first nine months of 2021, compared to $1.27 million for the same period of last year. Net cash provided by financing activities was $17.11 million for the first nine months of 2021, compared to net cash used in financing activities of $0.43 million for the same period of last year.

Recent Developments

During the third quarter of 2021, the Company finalized its blockchain infrastructure (“BIF”) platform for business applications of Non-Fungible Token (“NFT”) to provide micro, small and medium enterprises (“MSMEs”) one-stop enterprise-level blockchain network and application services. Upon test launch of its BIF automation platform, the Company cooperated with one of its strategic partners to provide digital transformations and solutions of NFT through BIF platform. The Company expects to fully launch the platform to MSMEs during the fourth fiscal quarter of 2021.

Meanwhile, the Company completed an upgrade to its official website reflecting the Company’s recent developments on its BIF platform and related business transformation. The Company is integrating its value-added blockchain service platform into its existing information services and expects to become an integrated digital operation service provider with Information + transaction + Blockchain in the near future.

In addition to the Company’s continuous development and efforts on its blockchain related solutions and platform, it remains active on its big data supported marketing promotion services. The Company was authorized by JD.com, Inc. as a business expansion service provider for WanDianBao, a micro service solution for JD.com online stores.

About ZW Data Action Technologies Inc.

Established in 2003 and headquartered in Beijing, China, ZW Data Action Technologies Inc. (the “Company”) offers online advertising, precision marketing, data analytics and other value-added services for enterprise clients. Leveraging its fully integrated services platform, proprietary database, and cutting-edge algorithms, ZW Data Action Technologies delivers customized, result-driven business solutions for small and medium-sized enterprise clients in China. The Company also develops blockchain and artificial intelligence enabled web/mobile applications and software solutions for general public, enterprise clients, and government agencies. More information about the Company can be found at: http://www.zdat.com/.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of ZW Data Action Technologies Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ZW Data Action Technologies Inc.’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ZW Data Action Technologies Inc. will be those anticipated by ZW Data Action Technologies Inc. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ZW Data Action Technologies Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Sherry Zheng
Weitian Group LLC
Email: shunyu.zheng@weitian-ir.com
Phone: +1 718-213-7386

ZW DATA ACTION TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	September 30, 2021	December 31, 2020
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents *	$8,731	$4,297
Accounts receivable, net of allowance for doubtful accounts of $2,198 and $4,247, respectively *	2,669	2,407
Prepayment and deposit to suppliers *	8,673	4,657
Due from related parties *	96	61
Other current assets *	1,658	1,462
Total current assets	21,827	12,884

Long-term investments *	1,911	67
Operating lease right-of-use assets *	2,042	48
Property and equipment, net *	190	60
Intangible assets, net *	3,275	2,557
Blockchain platform applications development costs	4,408	4,406
Long-term deposits and prepayments *	481	39
Deferred tax assets, net *	781	606
Total Assets	$34,915	$20,667

Liabilities and Equity
Current liabilities:
Accounts payable *	$750	$608
Advance from customers *	1,311	1,436
Accrued payroll and other accruals *	350	489
Taxes payable *	3,414	3,430
Operating lease liabilities *	193	18
Lease payment liability related to short-term leases *	150	203
Other current liabilities *	136	333
Warrant liabilities	3,686	1,505
Total current liabilities	9,990	8,022

Long-term liabilities:
Operating lease liabilities-Non current *	1,923	32
Long-term borrowing from a related party	135	134
Total Liabilities	12,048	8,188

Commitments and contingencies

Equity:
ZW Data Action Technologies Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 100,000,000 and 50,000,000	35	26
shares at September 30, 2021 and December 31, 2020, respectively; issued and outstanding 35,332,677 shares and 26,062,915 shares at September 30,
2021 and December 31, 2020, respectively)
Additional paid-in capital	61,761	49,772
Statutory reserves	2,598	2,598
Accumulated deficit	(42,566)	(40,980)
Accumulated other comprehensive income	1,104	1,129
Total ZW Data Action Technologies Inc.’s stockholders’ equity	22,932	12,545

Noncontrolling interests	(65)	(66)
Total equity	22,867	12,479

Total Liabilities and Equity	$34,915	$20,667

*All of the VIEs' assets can be used to settle obligations of their primary beneficiary. Liabilities recognized as a result of consolidating these VIEs do not represent additional claims on the Company’s general assets.

ZW DATA ACTION TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME
(In thousands, except for number of shares and per share data)

	Nine Months Ended September 30,				Three Months Ended September 30,
	2021		2020		2021		2020
	(US $)		(US $)		(US $)		(US $)
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
Revenues
From unrelated parties	$34,843		$27,086		$11,896		$12,300
From a related party	4		18		4		4
Total revenues	34,847		27,104		11,900		12,304
Cost of revenues	35,739		26,548		11,857		12,945
Gross (loss)/profit	(892)		556		43		(641)

Operating expenses
Sales and marketing expenses	159		293		58		58
General and administrative expenses	10,366		4,520		1,471		592
Research and development expenses	251		443		88		113
Total operating expenses	10,776		5,256		1,617		763

Loss from operations	(11,668)		(4,700)		(1,574)		(1,404)

Other income/(expenses)
Interest income/(expense), net	3		-		1		1
Other income/(expenses), net	265		(4)		(37)		(21)
Loss on disposal of long-term investments	(38)		-		-		-
Change in fair value of warrant liabilities	9,682		4		2,853		(64)
Total other income/(expenses)	9,912		-		2,817		(84)

(Loss)/income before income tax benefit	(1,756)		(4,700)		1,243		(1,488)
and noncontrolling interests
Income tax benefit	171		87		131		155
Net (loss)/income	(1,585)		(4,613)		1,374		(1,333)
Net (income)/loss attributable to noncontrolling interests	(1)		2		1		-
Net (loss)/income attributable to ZW
Data Action Technologies Inc.	$(1,586)		$(4,611)		$1,375		$(1,333)

Net (loss)/income		$(1,585)		$(4,613)		$1,374		$(1,333)
Foreign currency translation loss		(25)		(135)		(2)		(203)
Comprehensive (loss)/income		$(1,610)		$(4,748)		$1,372		$(1,536)
Comprehensive (income)/loss attributable to noncontrolling interests		(1)		3		-		2
Comprehensive (loss)/income attributable
to ZW Data Action Technologies Inc.		$(1,611)		$(4,745)		$1,372		$(1,534)

(Loss)/earnings per share
(Loss)/earnings per common share
Basic and diluted		$(0.05)		$(0.22)		$0.04		$(0.06)

Weighted average number of common shares outstanding:
Basic and diluted		32,279,304		21,271,301		35,332,220		21,720,259

ZW DATA ACTION TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2021	2020
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(1,585)	$(4,613)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities
Depreciation and amortization	450	622
Amortization of operating lease right-of-use assets	149	7
Share-based compensation expenses	6,945	2,066
Provision for allowances for doubtful accounts	-	751
Loss on disposal of long-term investments	38	-
Deferred taxes	(171)	(87)
Change in fair value of warrant liabilities	(9,682)	(4)
Other losses	24	-
Changes in operating assets and liabilities
Accounts receivable	(257)	254
Prepayment and deposit to suppliers	(1,698)	1,077
Due from related parties	-	24
Other current assets	6	(5)
Long-term deposits and prepayments	(314)	(375)
Accounts payable	142	137
Advance from customers	(133)	754
Accrued payroll and other accruals	(126)	(55)
Other current liabilities	(230)	(38)
Taxes payable	(31)	8
Lease payment liability related to short-term leases	(54)	81
Operating lease liabilities	(73)	(9)
Net cash (used in)/provided by operating activities	(6,600)	595

Cash flows from investing activities
Payment for leasehold improvements and purchase of vehicles, furniture and office equipment	(306)	-
Cash effect of deconsolidation of VIEs’ subsidiaries	(8)	-
Investments and advances to ownership investee entities	(1,919)	(27)
Short-term loan to an unrelated party	(1,507)	(944)
Repayment of short-term loan from an unrelated party	1,303	-
Payment for purchase of software technologies	(1,160)	-
Deposit and prepayment paid for contracts of other investing activities	(2,500)	-
Payment for blockchain platform applications development costs	-	(302)
Net cash used in investing activities	(6,097)	(1,273)

Cash flows from financing activities
Proceeds from issuance of common stock and warrant (net of cash offering cost of US$1,600)	17,111	-
Repayment of short-term bank loan	-	(429)
Net cash provided by/(used in) financing activities	17,111	(429)

Effect of exchange rate fluctuation on cash and cash equivalents	20	4

Net increase/(decrease) in cash and cash equivalents	4,434	(1,103)

Cash and cash equivalents at beginning of the period	4,297	1,603
Cash and cash equivalents at end of the period	$8,731	$500